UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2016

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer

On April 7, 2016, IAC/InterActiveCorp (the “Registrant” or “IAC”) announced that it had appointed Glenn H. Schiffman as IAC’s Executive Vice President and Chief Financial Officer, effective immediately.

Prior to joining IAC, Mr. Schiffman, age 46, served as Senior Managing Director at Guggenheim Securities, the investment banking and capital markets business of Guggenheim Partners, since March 2013.  Prior to his tenure at Guggenheim Securities, Mr. Schiffman was a partner at The Raine Group, a merchant bank focused on advising and investing in the technology, media and telecommunications industries, from September 2011 to March 2013.  Prior to joining The Raine Group, Mr. Schiffman served as Co-Head of Global Media at Lehman Brothers from 2005 to 2007 and Head of Investment Banking Asia-Pacific at Lehman Brothers (and subsequently Nomura) from April 2007 to January 2010, as well as Head of Investment Banking, Americas for Nomura following Nomura’s acquisition of Lehman’s Asia business from January 2010 to April 2011. In his not-for-profit affiliations, Mr. Schiffman is a member of the National Committee on United States-China Relations and serves as a Member of the Board of Visitors for the Duke University School of Medicine.

Compensatory Arrangements of Executive Vice President and Chief Financial Officer

In connection with Mr. Schiffman’s appointment, on April 7, 2016, IAC and Mr. Schiffman entered into an employment agreement (the “Employment Agreement”).

Term. The Employment Agreement has a scheduled term of one year from the effective date (April 7, 2016) and provides for automatic renewals for successive one year terms absent written notice from IAC or Mr. Schiffman ninety (90) days prior to the expiration of the then current term.

Compensation.  The Employment Agreement provides that during the term, Mr. Schiffman will be eligible to receive an annual base salary (currently $600,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Compensation and Human Resources Committee of IAC’s Board of Directors.

The Employment Agreement also provides that on the effective date, Mr. Schiffman will receive a grant of 200,000 IAC stock options with an exercise price equal to the fair market value of IAC common stock on the effective date (the “2016 Stock Options”).  The 2016 Stock Options will vest in four (4) equal installments on the first, second, third and fourth anniversaries of the effective date, in all cases, subject to Mr. Schiffman’s continued employment with IAC.

Severance.    Upon a termination of Mr. Schiffman’s employment by IAC without “cause” (and other than by reason of death or disability), Mr. Schiffman’s resignation for “good reason” or the timely delivery of a non-renewal notice by IAC (a “Qualifying Termination”), subject to the execution and non-revocation of a release and compliance with the restrictive covenants set forth below:

(i)                                     IAC will continue to pay Mr. Schiffman his annual base salary for one (1) year following such Qualifying Termination (the “Severance Period”);

(ii)                                  any unvested portion of the 2016 Stock Options shall vest as of the date of such Qualifying Termination;

(iii)                               all remaining unvested IAC equity awards (including cliff vesting awards, if any, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Schiffman that would have otherwise vested during the Severance Period shall vest as of the date of such Qualifying Termination; and

(iv)                              all vested and outstanding IAC stock options held by Mr. Schiffman as of the date of such Qualifying Termination (including any stock options that vested pursuant to the acceleration rights described in (ii) and (iii) above), shall remain outstanding and exercisable for eighteen (18) months from the date of such Qualifying Termination.

Restrictive Covenants.    Pursuant to the Employment Agreement, Mr. Schiffman is bound by a covenant not to compete with IAC and its businesses during the term of his employment and the Severance Period and by covenants not to solicit IAC’s employees or business partners during the term of his employment and for eighteen (18) months after a Qualifying Termination.  In addition, Mr. Schiffman has agreed not to use or disclose any confidential information of IAC or its affiliates and to be bound be customary covenants relating to proprietary rights and the related assignment of such rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ GREGG WINIARSKI
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel & Secretary

Date: April 11, 2016